EXHIBIT 99.1

P r e s s  R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND ANNOUNCES TWO-FOR-ONE STOCK SPLIT

STRATHAM, NH, March 3, 2005 -- The Timberland Company today announced that its Board of Directors approved a 2-for-1 split of its Class A and Class B Common Stock.  The additional shares will be distributed on May 2, 2005, to shareholders of record on April 14, 2005.  In addition, the Board of Directors approved the retirement of 10.0 million Class A Treasury shares.  The Company had approximately 28.0 million shares of Class A Common Stock and 5.9 million shares of Class B Common Stock issued and outstanding as of February 28, 2005.

The Board also approved a 100% increase in shares remaining under its previously announced repurchase program as of the April 14, 2005 record date to reflect the impact of the stock split.  The increase will be effective immediately after the May 2, 2005 distribution date.  As of February 28, 2005, the Company had approximately 2.0 million shares remaining, pre-split, under its current share repurchase authorization.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

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